UNITED STATES
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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AETRIUM INCORPORATED

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Press Release Issued by Aetrium Incorporated on November 19, 2012

FOR IMMEDIATE RELEASE:	November 19, 2012
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

Leading Independent Proxy Advisory Firm Glass Lewis Recommends Aetrium Incorporated Shareholders Reject the Eberwein Group’s Attempt to Seize Control of the Company

Declares Current Board Best Alternative for Aetrium Shareholders and Questions Qualifications and Experience of the Eberwein Group’s Nominees

Glass Lewis Recommends Shareholders “Do Not Vote” the Eberwein Group’s Green Proxy Card

St. Paul, Minn (11/19/12)—Aetrium Incorporated (Nasdaq:ATRM) today announced that Glass Lewis & Co. ("Glass Lewis"), one of the nation's leading proxy advisory firms, recommends Aetrium shareholders reject the attempt of a dissident group of shareholders headed by Jeffrey Eberwein to seize control of the company by voting against removal of the current Aetrium Board of Directors on the white proxy card.  Glass Lewis further advises that shareholders also withhold on all of the Eberwein group’s nominees.

In its November 16, 2012 report, Glass Lewis praised the current Aetrium Board for its willingness to “invite new members and new ideas” to the Board room, and criticized the dissident Eberwein group for “overreaching” in their attempt to take control of Aetrium.  Glass Lewis highlighted the potential risk to Aetrium shareholders should the Eberwein group nominees be elected, acknowledging:

“… we agree with the board that the Dissidents' lack of a stated strategic plan and inexperience in the industry would risk creating uncertainty at Aetrium that could lead to instability.”*

Glass Lewis also recognized the Eberwein group’s lack of any new ideas and relevant experience and concluded:

“…we are not convinced that the Dissidents have nominated well-qualified individuals with relevant experience who possess a clearly stated plan that could potentially result in a superior outcome for shareholders. Instead, upon reviewing the circumstances and considering the arguments put forth by both sides, we believe the current board remains the best alternative for shareholders.”*

The Glass Lewis report also credited the Aetrium Board for the company’s actions to position itself for success when the semiconductor equipment industry improves:

“…we take note of the board's plan to expand its customer base and product applications, in particular for test handler products, so that it is positioned to participate fully in improving industry conditions. Further, we believe the board has taken actions to contain costs by reducing executive compensation and reducing staff three times since September 2011. It's also encouraging that the Company recently added the largest semiconductor manufacturer in the world to its reliability test customer base and a top 10 and a near top 10 analog manufacturer as well as six other semiconductor manufacturers and contract test suppliers to its test handler customer base.”*

In response to the Glass Lewis report, Aetrium issued the following statement:

“We are extremely pleased that Glass Lewis has recommended against removal of our qualified and experienced directors.  Glass Lewis recognizes that turning over control of Aetrium to the dissidents is not in our shareholders’ best interests.  We believe our plan has positioned Aetrium to outperform once our industry recovers and we are committed to acting in our shareholders’ best interests. We urge our shareholders to reject the Eberwein group’s proposals.”

The Aetrium Board strongly recommends all shareholders carefully protect the value of their investment by voting the white proxy card against the bylaw amendment proposal, against removal of your Board and withhold on each of the Eberwein group’s nominees.  Aetrium strongly encourages shareholders to not vote any green proxy card sent to you by the Eberwein group.

Shareholders who have questions about how to vote their shares, or need additional assistance, should contact Morrow & Co., LLC, which is assisting Aetrium in connection with the Special Meeting, at 800-662-5200.

IMPORTANT INFORMATION/SOLICITATION PARTICIPANTS LEGEND

The company and certain of its directors and executive officers are soliciting proxies in connection with the special meeting. The company today [November 16, 2012] filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”).  The Proxy Statement contains information regarding the direct and indirect interests of these solicitors in the company.  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY SUPPLEMENTS AND OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE.  THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE SPECIAL MEETING.  We expect to mail the Proxy Statement to investors today.  The Proxy Statement is available free of charge at the SEC’s website at www.sec.gov and at www.proxyvote.com.

*Permission to use quotations was neither sought nor obtained